SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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OCEAN SHORE HOLDING CO.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OCEAN SHORE HOLDING CO.

1001 Asbury Avenue

Ocean City, New Jersey 08226

(609) 399-0012

Notice of 2007 Annual Meeting of Stockholders

TIME AND DATE	8:30 a.m. on Wednesday, May 16, 2007

PLACE	The Flander’s Hotel 719 East 11th Street Ocean City, NJ 08226-3327

ITEMS OF BUSINESS	(1) To elect two directors to serve for a term of three years.

(2) To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2007.

(3) To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

RECORD DATE	In order to vote, you must have been a stockholder at the close of business on March 22, 2007.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the proxy statement.

Kim M. Davidson

Corporate Secretary

April 6, 2007

OCEAN SHORE HOLDING CO.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Ocean Shore Holding Co. (“Ocean Shore Holding” or the “Company”) to be used at the annual meeting of stockholders of the Company. Ocean Shore Holding is the holding company for Ocean City Home Bank (“Ocean City Home” or the “Bank”). The annual meeting will be held at The Flander’s Hotel located at 719 East 11th Street, Ocean City, New Jersey on May 16, 2007 at 8:30 a.m., local time. This proxy statement and the enclosed proxy card are being first mailed to stockholders of record on or about April 6, 2007.

General Information about Voting

Who Can Vote at the Meeting

You are entitled to vote your Ocean Shore Holding common stock only if the records of the Company show that you held your shares as of the close of business on March 22, 2007. As of the close of business on March 22, 2007, a total of 8,762,742 shares of Ocean Shore Holding common stock were outstanding, including 4,761,000 shares of common stock held by OC Financial MHC. Each share of common stock has one vote. The Company’s charter provides that, until December 21, 2009, record holders of the Company’s common stock, other than OC Financial MHC, who beneficially own, either directly or indirectly, in excess of 10% of the Company’s outstanding shares are not entitled to any vote in respect of the shares held in excess of the 10% limit.

Attending the Meeting

If you are a beneficial owner of Ocean Shore Holding common stock held by a broker, bank or other nominee (i.e., in “street name”), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Ocean Shore Holding common stock held in street name in person at the meeting, you must obtain a written proxy in your name from the broker, bank or other nominee who is the record holder of your shares.

Quorum and Vote Required

The annual meeting will be held only if there is a quorum. A quorum exists if a majority of the outstanding shares of common stock entitled to vote is represented at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

At this year’s annual meeting, stockholders will elect two directors to serve a term of three years. In voting on the election of directors, you may vote in favor of both nominees, withhold votes as to both nominees, or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors must be elected by a plurality of the votes cast at the annual meeting. This means that the nominees receiving the greatest number of votes will be elected. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In voting on the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm, you may vote in favor of the proposal, vote against the proposal or abstain from voting. The ratification of Deloitte & Touche LLP as the independent registered public accounting firm will be decided by the affirmative vote of a majority of the votes cast at the annual meeting. Abstentions and broker non-votes will have no effect on the voting.

Voting by Proxy

The Board of Directors of Ocean Shore Holding is sending you this proxy statement for the purpose of requesting that you allow your shares of Ocean Shore Holding common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of Ocean Shore Holding common stock represented at the annual meeting by properly executed and dated proxy cards will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board of Directors recommends a vote “FOR” each of the nominees for director and “FOR” ratification of Deloitte & Touche LLP as the independent registered public accounting firm.

If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named in the proxy card will use their own best judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the annual meeting in order to solicit additional proxies. If the annual meeting is postponed or adjourned, your Ocean Shore Holding common stock may be voted by the persons named in the proxy card on the new annual meeting date as well, unless you have revoked your proxy. The Company does not know of any other matters to be presented at the annual meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Corporate Secretary of the Company in writing before your common stock has been voted at the annual meeting, deliver a later dated proxy or attend the meeting and vote your shares in person. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

If your Ocean Shore Holding common stock is held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee that accompanies this proxy statement.

Participants in the Bank’s ESOP or 401(k) Plan

If you participate in the Ocean City Home Bank Employee Stock Ownership Plan (the “ESOP”) or if you hold shares through the Ocean City Home Bank Savings and Investment Plan (“401(k) Plan”), you will receive a voting instruction card for each plan that reflects all shares you may direct the trustees to vote on your behalf under the plans. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary duties, will vote all unallocated shares of Company common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. Under the terms of the 401(k) Plan, a participant is entitled to direct the trustee as to the shares in the Ocean Shore Holding Co. Stock Fund credited to his or her account. The trustee will vote all shares for which no directions are given or for which instructions were not timely received in the same proportion as shares for which the trustee received voting instructions. The deadline for returning your voting instructions to each plan’s trustee is May 12, 2007.

Corporate Governance

General

Ocean Shore Holding periodically reviews its corporate governance policies and procedures to ensure that Ocean Shore Holding meets the highest standards of ethical conduct, reports results with accuracy and transparency and maintains full compliance with the laws, rules and regulations that govern Ocean Shore Holding’s operations. As part of this periodic corporate governance review, the Board of Directors reviews and adopts best corporate governance policies and practices for Ocean Shore Holding.

Corporate Governance Policies and Procedures

Ocean Shore Holding has adopted a corporate governance policy to govern certain activities, including:

(1)	the duties and responsibilities of each director;

(2)	the composition, responsibilities and operation of the Board of Directors;

(3)	the establishment and operation of board committees;

(4)	succession planning;

(5)	convening executive sessions of independent directors;

(6)	the Board of Directors’ interaction with management and third parties; and

(7)	the evaluation of the performance of the Board of Directors and of the chief executive officer.

Ocean Shore Holding has adopted a Code of Ethics and Business Conduct that is designed to ensure that the Company’s directors and employees meet the highest standards of ethical conduct. The Code of Ethics and Business Conduct, which applies to all employees and directors, addresses conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the Code of Ethics and Business Conduct is designed to deter wrongdoing and promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Meetings of the Board of Directors

The Company and the Bank conduct business through meetings and activities of their Boards of Directors and their committees. During the year ended December 31, 2006, the Boards of Directors of the Company and the Bank each held 12 meetings. No director attended fewer than 75% of the total meetings of the Company’s Board of Directors.

The Board of Directors encourages directors to attend the annual meeting of stockholders. All directors attended the 2006 annual meeting of stockholders.

Committees of the Board of Directors of Ocean Shore Holding

The following table identifies our standing committees and their members as of December 31, 2006. All members of each committee are independent in accordance with the listing standards of the Nasdaq Stock Market, Inc. The charters of all three committees are available in the Governance Documents portion of the Investor Relations section of the Company’s website (www.ochome.com).

Director	Audit/ Compliance Committee		Compensation Committee		Nominating/ Corporate Governance Committee
Sylva A. Bertini	X		X		X	*
Steven E. Brady
Frederick G. Dalzell, MD	X	*	X		X
John L. Van Duyne, Jr.	X		X	*	X
Christopher J. Ford	X		X		X
Robert A. Previti, Ed.D	X		X		X
Samuel R. Young	X		X		X
Number of Meetings in 2006	5		2		2

*	Denotes Chairperson

Audit/Compliance Committee. The Board of Directors has a separately-designated standing Audit/Compliance Committee (the “Audit Committee”) established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee meets periodically with the independent registered public accounting firm and management to review accounting, auditing, internal control structure and financial reporting matters. The Board of Directors has determined that the Audit Committee does not have a member who is an “audit committee financial expert” as such term is defined by the rules and regulations of the Securities and Exchange Commission. While the Board recognizes that no individual Board member meets the qualifications required of an “audit committee financial expert,” the Board believes that appointment of a new director to the Board of Directors and to the Audit Committee at this time is not necessary as the level of financial knowledge and experience of the current members of the Audit Committee, including the ability to read and understand fundamental financial statements, is cumulatively sufficient to discharge adequately the Audit Committee’s responsibilities. The report of the Audit Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement. See “Proposal 2—Ratification of the Independent Registered Public Accounting Firm—Report of the Audit/Compliance Committee.”

Compensation Committee. The Compensation Committee is responsible for all matters regarding the Company’s and the Bank’s employee compensation and benefit programs. The Compensation Committee reviews all compensation components for the Company’s CEO and other highly compensated executive officers’ compensation including base salary, annual incentive, long-term incentives/equity, benefits and other perquisites. In addition to reviewing competitive market values, the Compensation Committee also examines the total compensation mix, pay-for-performance relationship, and how all elements, in the aggregate, comprise the executive’s total compensation package. Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full Board of Directors. The Compensation Committee also assists the Board of Directors in evaluating potential candidates for executive positions. See “Compensation Discussion and Analysis” for more information regarding the role of management and compensation consultants in determining and/or recommending the amount or form of executive compensation. The report of the Compensation Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement. See “Compensation Committee Report.”

Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee takes a leadership role in shaping governance policies and practices, including recommending to the Board of Directors the corporate governance policies and guidelines applicable to Ocean Shore Holding and monitoring compliance with these policies and guidelines. In addition, the Nominating/Corporate Governance Committee is responsible for identifying individuals qualified to become Board members and recommending to the Board the director nominees for election at the next annual meeting of stockholders. It recommends director candidates for each committee for appointment by the Board. The procedures of the Nominating/Corporate Governance Committee required to be disclosed by the rules of the Securities and Exchange Commission are included in this proxy statement. See “Nominating/ Corporate Governance Committee Procedures.”

Director Compensation

The following table provides the compensation received by individuals who served as non-employee directors of the Company during the 2006 fiscal year.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation ($)(4)	Total ($)
Sylva A. Bertini	$38,900	$17,864	$9,922	$4,759	$5,750	77,195
Frederick G. Dalzell	38,900	17,864	9,922	33	4,750	71,469
Christopher K. Ford	38,900	17,864	9,922	416	4,833	71,935
Robert A. Previti	38,900	17,864	9,922	7	4,750	71,443
John L. Van Duyne, Jr.	38,900	17,864	9,922	1,494	4,750	72,930
Samuel R. Young	38,900	17,864	9,922	2,448	5,750	74,884

(1)	Reflects the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R) of the vesting of 1,540 shares of restricted stock in 2006 for each director, based upon the Company’s stock price of $11.60 on the date of grant. When shares become vested and are distributed from the trust in which they are held, the recipient will also receive an amount equal to accumulated cash and stock dividends (if any) paid with respect thereto, plus earnings thereon. See footnote 1 to the director stock ownership table under “Stock Ownership” for the aggregate number of unvested restricted stock award shares held in trust by each director at fiscal year end. No stock award grants were made to non-employee directors during fiscal year 2006.
(2)	Reflects the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R) of the vesting of 4,300 options in 2006, based upon a fair value of each option of $2.3075 using the Black-Scholes option pricing model. As of December 31, 2006, Messrs. Dalzell, Ford, Previti, Van Duyne, Jr. and Young and Ms. Bertini each held 17,200 options to purchase shares of Company common stock. For further information on the assumptions used to compute the fair value of options, see Note 15 to the Notes to the Financial Statements contained in the Company’s Annual Report on Form 10-K.
(3)	Represents the portion of nonqualified deferred compensation earnings under the Ocean City Home Directors Deferred Compensation Plan which were above-market. Under the plan, a declared rate is established by the Board as of January 1 of each year that is two percentage points over the prime rate as published in the Wall Street Journal and interest at such rate is credited to director deferrals for that year. Ocean City Home also maintains a stock-based deferral plan for directors and executive officers under which participant deferrals are invested in units representing shares of Company common stock. No dividends were paid on such shares in the year ended 2006.
(4)	Includes a $3,750 bonus payment to each director based on the Bank’s performance. The remainder of each director’s “All Other Compensation” amount represents health care expense reimbursements.

Cash Retainer and Meeting Fees for Non-Employee Directors. The following table sets forth the applicable retainers and fees that will be paid to our non-employee directors for their service on the Bank’s Board of Directors during 2007. Neither Ocean Shore Holding nor OC Financial MHC pays any fees to its directors.

Annual Retainer	$25,000

Fee per Board Meeting:
Regular Meeting	700
Special Meeting	700

Fee per Committee Meeting:	300

In addition to the above fees, the Bank’s Board of Directors may also receive a discretionary bonus depending on the profitability of the Bank.

Stock Ownership

The following table provides information as of March 22, 2007 about the persons known to Ocean Shore Holding to be the beneficial owners of more than 5% of the Company’s outstanding common stock. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

Name and Address	Number of Shares Owned		Percent of Common Stock Outstanding
OC Financial MHC 1001 Asbury Avenue Ocean City, New Jersey 08226	4,761,000		54.3%

Hovde Capital Advisors LLC Eric D. Hovde Steven D. Hovde 1826 Jefferson Place, N.W. Washington, D.C. 20036	840,559	(1)	9.6%

(1)	Based on information contained in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 14, 2007.

The following table provides information as of March 22, 2007 about the shares of Ocean Shore Holding common stock that may be considered to be beneficially owned by each director, each executive officer named in the summary compensation table and all directors and executive officers of the Company as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown.

Name	Number of Shares Owned (Excluding Options)(1)		Number of Shares that May Be Acquired Within 60 Days by Exercising Options	Percent of Common Stock Outstanding(2)
Directors
Sylva A. Bertini	19,717		4,300	*
Steven E. Brady	59,604	(3)	20,400	*
Frederick G. Dalzell, MD	27,502	(4)	4,300	*
John L. Van Duyne, Jr.	18,246		4,300	*
Christopher J. Ford	10,869		4,300	*
Robert A. Previti, Ed.D	16,168	(5)	4,300	*
Samuel R. Young	14,568	(6)	4,300	*
Named Executive Officers Who Are Not Also Directors
Kim M. Davidson	27,716	(7)	2,200	*
Paul J. Esposito	19,442		2,200	*
Donald F. Morgenweck	25,308		2,200	*
Anthony J. Rizzotte	31,388	(8)	2,700	*
All directors and executive officers as a group (17 persons)	325,704		60,200	4.4%

*	Does not exceed 1.0% of the Company’s voting securities.

(1)	This column includes the following:

	Shares of Restricted Stock Held in Trust	Shares Held Pursuant to Deferred Compensation Plan	Shares Allocated Under Ocean City Home Bank ESOP	Shares Held in Trust in the Ocean City Home Bank 401(k) Plan
Ms. Bertini	6,160	—	—	—
Mr. Brady	34,320	3,313	2,392	13,751
Mr. Dalzell	6,160	1,437	—	—
Mr. Van Duyne, Jr.	6,160	11,127	—	—
Mr. Ford	6,160	2,169	—	—
Mr. Previti	6,160	960	—	—
Mr. Young	6,160	—	—	—
Ms. Davidson	11,840	1,292	1,154	11,580
Mr. Esposito	11,840	1,406	1,225	3,181
Mr. Morgenweck	11,840	1,406	1,225	3,500
Mr. Rizzotte	14,400	2,534	2,043	9,591

(2)	Based on 8,762,742 shares of Company common stock outstanding and entitled to vote as of March 22, 2007, plus the number of shares that each person may acquire within 60 days by exercising stock options.
(3)	Includes 1,153 shares held in trust as part of the Supplemental Executive Retirement Plan, with respect to which Mr. Brady has shared voting power.
(4)	Includes 3,900 shares held by Dr. Dalzell’s spouse and 15,000 shares held by a limited liability company in which Dr. Dalzell has sole voting power.
(5)	Includes 100 shares held by Dr. Previti’s son.
(6)	Includes 1,000 shares held by Mr. Young’s spouse.
(7)	Includes 300 shares held jointly with Mrs. Davidson’s spouse.
(8)	Includes 2,820 shares that are pledged as security for a loan.

Proposal 1—Election of Directors

The Company’s Board of Directors consists of seven members, all of whom are independent under the listing standards of the Nasdaq Stock Market, except for Mr. Brady, who is President and Chief Executive Officer of Ocean Shore Holding and Ocean City Home. The Board is divided into three classes with three-year staggered terms, with approximately one-third of the directors elected each year. The Board of Directors’ nominees for election this year, to serve for a three-year term or until their respective successors have been elected and qualified, are Messrs. Steven E. Brady and Samuel R. Young, each of whom is currently a director of Ocean Shore Holding and Ocean City Home.

Unless you indicate on the proxy card that your shares should not be voted for certain nominees, the Board of Directors intends that the proxies solicited by it will be voted for the election of both of the Board’s nominees. If any nominee is unable to serve, the persons named in the proxy card would vote your shares to approve the election of any substitute proposed by the Board of Directors. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.

The Board of Directors recommends a vote “FOR” the election of Messrs. Brady and Young.

Information regarding the Board of Directors’ nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The age indicated for each individual is as of December 31, 2006. The indicated period of service as a director includes the period of service as a director of Ocean City Home.

Board Nominees for Election of Directors

Steven E. Brady has been the President and Chief Executive Officer of Ocean City Home Bank since 1991 and the President of OC Financial MHC and Ocean Shore Holding since their formation in 1998. Age 53. Director since 1991.

Samuel R. Young is the owner, President and Chief Executive Officer of Tilton Fitness Management, which develops, owns and operates commercial and hospital-affiliated health and fitness clubs. Mr. Young is also a Captain/Unit Commanding Officer in the United States Navy Reserves. Age 47. Director since 2004.

Directors Continuing in Office

The following directors have terms ending in 2008:

Sylva A. Bertini retired as Vice President of Ocean City Home Bank in March 2000. Age 70. Director since 2000.

Christopher J. Ford is a scout for the Philadelphia 76’ers basketball team. He served as the Philadelphia 76’ers interim head basketball coach from February 2004 until April 2004 and as an assistant coach from July 2003 until February 2004. Mr. Ford was the head coach for the Brandeis University men’s basketball team from October 2000 until June 2004. He also has served as head coach of the Boston Celtics and the Milwaukee Bucks and had a 10-year career as a player in the National Basketball Association. Director since 2004. Age 57.

John L. Van Duyne, Jr. is an officer and owner of Van Duyne Builders, Inc. Mr. Van Duyne, Jr. is also an officer and part owner of Van Duyne & Bruin, LLC. Age 54. Director since 1999.

The following directors have terms ending in 2009:

Frederick G. Dalzell, MD is an orthopedic surgeon at Atlantic Shore Orthopedic Associates. Age 54. Director since 2000.

Robert A. Previti, Ed.D. is the school superintendent for the Brigantine Board of Education. Age 53. Director since 2000.

Proposal 2—Ratification of the Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP to be the Company’s independent registered public accounting firm for the 2007 fiscal year, subject to ratification by stockholders. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so.

If the ratification of the appointment of the independent registered public accounting firm is not approved by a majority of the votes cast by stockholders at the annual meeting, the Audit Committee will consider other independent registered public accounting firms.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of the independent registered public accounting firm.

Audit Fees

The following table sets forth the fees billed to the Company for the fiscal years ending December 31, 2006 and 2005 by Deloitte & Touche LLP:

	2006		2005
Audit fees(1)	$156,900		$150,500
Audit related fees	9,800	(2)	39,160
Tax fees(3)	—		29,650
All other fees	—		—

(1)	Includes fees for the financial statement audit and the audit of internal controls over financial reporting and quarterly reviews.
(2)	Represents fees paid in connection with the auditor’s out-of-pocket expenses and the audit of tax changes due to BOLI policy revision.
(3)	Consists of tax filing fees.

In 2006, the Company engaged the firm of Grant Thornton LLP solely to handle the Company’s tax-related matters.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. Such approval process ensures that the external auditor does not provide any non-audit services to the Company that are prohibited by law or regulation.

In addition, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. Requests for services by the independent registered public accounting firm for compliance with the auditor services policy must be specific as to the particular services to be provided.

The request may be made with respect to either specific services or a type of service for predictable or recurring services.

During the year ended December 31, 2006, all services were approved, in advance, by the Audit Committee in compliance with these procedures.

Report of the Audit/Compliance Committee

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principles. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and has discussed with the independent registered public accounting firm the auditors’ independence from the Company and its management. In concluding that the auditors are independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the auditors were compatible with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm who, in its report, express an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s consolidated financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board or that the Company’s independent registered public accounting firm is in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission. The Audit Committee and the Board of Directors also have approved, subject to stockholder ratification, the selection of the Company’s independent registered public accounting firm.

Audit/Compliance Committee of the Board of Directors

of Ocean Shore Holding Co.

Frederick G. Dalzell (Chairman)	John L. Van Duyne, Jr.
Sylva A. Bertini	Samuel R. Young
Robert A. Previti	Christopher J. Ford

Compensation Discussion and Analysis

Our Compensation Philosophy

Our compensation philosophy for our named executive officers is founded upon the premise that our success depends, in large part, on the dedication, commitment and performance of the individuals we place in key operating positions to drive our business strategy. We strive to satisfy the demands of our business model by providing our named executives with incentives tied to the successful implementation of our corporate objectives. However, we recognize that we operate in a competitive environment for talent. Therefore, our approach to compensation considers the full range of compensation techniques that enable us to compare favorably with our peers as we seek to attract and retain key personnel.

We ground our compensation philosophy on four basic principles:

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Meeting the Demands of the Market—Our goal is to compensate our named executives at competitive levels that position us as an employer of choice among our peers who provide similar financial services in the markets we serve.

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Aligning with Shareholders—We use equity compensation as a component of our compensation mix to develop a culture of ownership and to align the financial interests of our named executives with our shareholder interests.

•	Performance—We structure our compensation program to reward our named executives for high performance and superior management skills.

•	Reflecting our Business Philosophy—Our approach to compensation reflects our values and the way we do business in the communities we serve.

Elements Used to Implement Our Compensation Objectives

Our compensation program relies on three primary elements: (1) base compensation or base salary; (2) cash-based, short-term incentive compensation; and (3) equity-based, long-term incentive compensation. We believe that we can meet the objectives of our compensation philosophy by achieving a balance among these three elements that is competitive with our industry peers and creates appropriate incentives for our named executives. We combine these compensation elements for each executive in a manner we believe optimizes the executive’s contribution to the Company.

Base Compensation. Base salaries for our named executives depend on the scope of their responsibilities and their performance. Decisions regarding salary increases also take into account the executive’s current salary and the amounts paid to the executive’s peers within and outside the company. Our goal is to maintain salary levels for our officers at a level consistent with base pay received by those in comparable positions at our peers. Base salaries are reviewed at least annually by the Compensation Committee. See the “Executive Compensation—Summary Compensation Table” for salaries paid to the named executives in 2006.

Short-Term Cash-Based Incentive Compensation. Our current short-term incentive program is a cash-based program that is designed to reward the attainment of individual performance goals. Each December, in connection with the Board of Director’s review of our business plan for the following year, the Board of Directors budgets for a discretionary bonus pool for all employees. At the end of the year the Board of Directors reviews our overall financial performance and makes adjustments to the bonus pool as it deems necessary and appropriate. Once the bonus pool amount is established, the Compensation Committee, with input from our chief executive officer and representatives of our Human Resources Department, allocates the bonus pool based on employee grade level and individual performance. The members of the Board of Directors are also eligible to share in the bonus pool. See “Executive Compensation—Summary Compensation Table” for bonuses paid to the named executives in 2006.

Long-Term Equity-Based Compensation. Our long-term incentive compensation program is based on the delivery of competitive equity awards to our named executives. We use our stock-based compensation to reward outstanding performance with incentives that focuses our management team on the task of creating shareholder value over the long term. By increasing the equity holdings of our named executives, we provide them with a continuing stake in our long-term success. The nature and size of awards under our equity-based program are based on a number of factors including awards made to those holding comparable positions in our peer group, applicable regulatory restrictions and the tax and accounting treatment of specific equity compensation techniques.

Role of the Compensation Committee

We rely on the Compensation Committee to develop the broad outline of our compensation program and to monitor the success of the program in achieving the objectives of our compensation philosophy. The Committee, which consists of all of the outside directors serving on our Board of Directors, is also responsible for the administration of our compensation programs and policies, including the administration of our cash- and stock-based incentive programs.

The Committee operates under a written charter that establishes the Committee’s responsibilities. The Committee and the Board of Directors review the charter periodically to ensure that the scope of the charter is consistent with the Committee’s expected role. Under the charter, the Committee is charged with general responsibility for the oversight and administration of our compensation program. The charter vests in the Committee principal responsibility for determining the compensation of the chief executive officer based on the Committee’s evaluation of his performance. The charter also authorizes the Committee to engage consultants and other professionals without management approval to the extent deemed necessary to discharge its responsibilities.

During 2006, the Compensation Committee met two times, including one executive session attended by Committee members only. The members of the Committee are Sylva A. Bertini, Frederick G. Dalzell, MD, John L. Van Duyne, Jr., Christopher J. Ford, Robert A. Previti, Ed. D and Samuel R. Young.

Role of the Compensation Consultant

We do not have a contractual arrangement with any compensation consultant who has a role in determining or recommending the amount or form of executive or director compensation. However, our Human Resources department utilizes survey data provided by LR Weber and Associates when evaluating the competitiveness of our base compensation and cash bonus program.

Peer Group Analysis

A critical element of our compensation philosophy and a key driver of specific compensation decisions for our management team is a comparative analysis of our compensation mix and levels relative to a peer group of financial institutions. The LR Weber and Associates Salary and Benefits guide for the Mid Atlantic States provides salary and benefits data for approximately 140 financial institutions in New Jersey, Pennsylvania, New York and Maryland with asset values ranging between $300 million and $1 billion. We supplement the information provided in the salary and benefits guide with compensation data we obtain from public filings with the U.S. Securities and Exchange Commission.

Role of Management

Our chief executive officer, in conjunction with representatives of our Human Resources Department, develops recommendations regarding the appropriate mix and level of compensation for our management team. The recommendations consider the objectives of our compensation philosophy and the range of compensation programs authorized by the Committee. The chief executive officer meets with the Committee to discuss the compensation recommendations for the named executive officers. Our chief executive officer does not participate in Committee discussions or the review of Committee documents relating to the determination of his compensation.

Tax and Accounting Considerations

In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and annually to ensure that we understand the financial impact of each program on the Company. Our analysis includes a review of recently adopted and pending changes in tax and accounting requirement. During 2006, we continued to consider the implications of two significant developments in the tax and accounting area—the new rules under Section 409A of the Internal Revenue Code applicable to nonqualified deferred compensation and the revised accounting treatment for equity compensation under FAS 123(R). We are continuing to implement changes in plan design or compensation practices to address these developments as they are interpreted and put into practice.

Employment Agreements

We currently maintain an employment agreement with our chief executive officer and change in control agreements with the other named executive officers. See “Executive Compensation—Employment Agreement,” “Executive Compensation—Change in Control Agreements” and “Executive Compensation—Potential Post-Termination Benefits” for a description of the terms of the agreements and the severance benefits and change in control benefits payable to each named executive officer.

Retirement Benefits; Employee Welfare Benefits

Our 401(k) plan and employee stock ownership plan have proven to be important retention tools for the Company. The 401(k) plan and the employee stock ownership plan are broad based tax-qualified defined contribution plans that provide our employees with valuable retirement benefits. Under the 401(k) plan, we provide an employer matching contribution equal to 50% of a participant’s deferred compensation up to 8% of a participant’s plan eligible compensation. Participants vest in their employer matching contributions at a rate of 20% per year. Under the employee stock ownership plan, we provide plan participants with a retirement benefit allocated in our common stock at no cost to the participant. Participants vest in their employee stock ownership plan allocations at a rate of 20% per year. Consistent with industry practice, we supplement our tax-qualified plans with nonqualified arrangements that provide benefits to certain officers who are affected by Internal Revenue Code limits applicable to tax-qualified plans. See “Executive Compensation—Non-qualified Deferred Compensation” for a discussion of these arrangements. We also provide certain members of senior management with split dollar life insurance arrangements and salary continuation agreements. See “Executive Compensation—Split Dollar Life Insurance Arrangements” and “Executive Compensation—Pension Benefits” for a discussion of these arrangements.

In addition to our retirement programs, we provide our employees with coverage under medical, vision, life insurance and disability plans on terms consistent with industry practice. We also maintain a Section 125 cafeteria plan which allows our employees to set aside pre-tax dollars to pay for certain benefits.

Perquisites

We provide our named executives with certain perquisites, reflected in the All Other Compensation column of the Summary Compensation Table, that we believe are reasonable, competitive and consistent with the company’s overall compensation program. We believe that these benefits further our officers’ abilities to promote our business interests in our markets and reflect the competitive practices for similarly situated officers employed by our peers.

Director Compensation

Our outside directors are compensated through an annual retainer and meeting fees. Outside directors also participate in our equity compensation program and from time to time in our cash bonus plan. In 2006, our outside directors received only cash compensation. The level and mix of director compensation is reviewed by our chief executive officer on a periodic basis to ensure consistency with the objectives of our overall compensation philosophy. Our review of director compensation also considers the increased liability of directors of publicly-traded companies due to changes in the regulatory environment and the heightened scrutiny of corporate governance practices.

Stock Compensation Grant and Award Practices; Timing Issues

Our Compensation Committee considers whether to make stock option grants and/or award other forms of equity on an annual basis, typically in conjunction with the annual review process for our officers. However, grants or awards may be made at other times during the year based on specific circumstances such as a new hire, a specific contractual commitment or a change in position or responsibility. The Committee considers the recommendations of our chief executive officer and other executive officers with respect to awards contemplated for their subordinates. However, the Committee is solely responsible for the development of the schedule of grants or awards made to the chief executive officer and the other executive officers.

As a general matter, the Compensation Committee’s process is independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or the stock option exercise prices. The Committee’s decisions are reviewed and ratified by the full Board of Directors. Similarly, the Company has never timed the release of material nonpublic information with the purpose or intent to affect the value of executive compensation. In general, the release of such information reflects long-established timetables for the disclosure of material nonpublic information such as earnings reports or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to timing of disclosure.

We set the exercise price of stock options solely by reference to the applicable provisions of our stock compensation plans. Under our current plan, which was approved by shareholders in 2005, the exercise price of a stock option is equal to the closing sales price of our common stock on the Nasdaq Global Market on the date of grant. The grant date is the date the Compensation Committee grants a stock option.

Stock Ownership Requirements

It is our policy that members of the Board of Directors should be stockholders of Ocean Shore Holding Co. However, we do not have formal stock ownership requirements for our named executive officers or members of the Board of Directors. As a practical matter, our named executive officers and directors hold meaningful interests in our stock, which they have accumulated through participation in stock compensation programs and individual purchases. See our “Stock Ownership” table.

Compensation for the Named Executives in 2006

Chief Executive Officer Compensation. In determining Mr. Brady’s compensation, the Board of Directors conducted a performance appraisal that reviewed Mr. Brady’s financial, strategic and operational achievements. In its review, the Board of Directors noted that Mr. Brady exhibits strong leadership skills and is moving the Company in a direction that has the potential to enhance long-term shareholder value. Mr. Brady’s efforts have ensured that systems are maintained to protect our assets and provide effective control of operations. Mr. Brady has also served as our chief spokesperson, communicating effectively with all of our shareholders, as well as the customers of Ocean City Home Bank. In light of the Board of Director’s assessment of Mr. Brady’s performance, Mr. Brady was awarded a $60,000 cash bonus and a salary increase of $15,000, which represents a 4.4% increase in his base salary. Mr. Brady’s salary increase became effective January 1, 2007. See “Executive Compensation—Employment Agreements” for Mr. Brady’s current base salary. In connection with Mr. Brady’s performance and overall compensation review, the Board of Directors renewed Mr. Brady’s employment agreement for an additional year and amended the agreement to provide post-retirement health benefits for Mr. Brady and his spouse for the remainder of their lives, if Mr. Brady retires on or after attaining age 60. See “Executive Compensation—Employment Agreements”. Mr. Brady received no equity compensation awards in 2006. We believe that Mr. Brady’s compensation is consistent with our objective to reward, align, motivate and challenge Mr. Brady to continue to lead our company successfully.

Compensation for the Other Named Executives. In determining compensation for Messrs. Rizzotte, Morgenweck and Esposito and Ms. Davidson, the Compensation Committee reviewed the performance appraisals presented by the chief executive officer and the salary and bonus recommendations. The Compensation Committee accepted the recommendations as presented and adjusted base salaries for Messrs. Rizzotte, Morgenweck and Esposito and Ms. Davidson by 2.7%, 4.3%, 4.3% and 12.5%, respectively. Based on these adjustments, Messrs. Rizzotte, Morgenweck and Esposito and Ms. Davidson currently receive a base salary of $190,000, $120,000, $120,000 and $135,000, respectively. The salary increases became effective January 1, 2007. In addition to a salary increase, the Board of Directors awarded Messrs. Rizzotte, Morgenweck and Esposito and Ms. Davidson a cash bonus equal to $20,000, $10,000, $10,000 and $15,000, respectively. The Board of Directors also renewed each of the executive’s change in control agreements for an additional year. In terms of equity incentive compensation, only Ms. Davidson received an equity award in 2006. On November 21, 2006, Ms. Davidson was granted an incentive stock option for 2,500 shares of Company common stock. See “Executive Compensation—Grants of Plan Based Awards” for additional information on Ms. Davidson’s option award. We believe that the compensation for Messrs. Rizzotte, Morgenweck and Esposito and Ms. Davidson is consistent with our compensation objectives.

Executive Compensation

Summary Compensation Table

The following table provides information concerning total compensation earned or paid to the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers of the Company who served in such capacities at December 31, 2006. These five officers are referred to as the named executive officers in this proxy statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Steven E. Brady Chief Executive Officer	2006	$340,000	$60,000	$99,528	$47,073	$47,812	$594,413

Donald F. Morgenweck Chief Financial Officer	2006	115,000	10,000	34,336	5,077	23,031	187,444

Anthony J. Rizzotte Executive Vice President	2006	185,000	20,000	41,760	6,230	41,140	294,130

Paul J. Esposito Senior Vice President	2006	115,000	10,000	34,336	5,077	20,381	184,794

Kim M. Davidson Executive Vice President	2006	120,000	15,000	34,336	5,077	20,932	195,345

(1)	Reflects the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R) of the vesting of 8,580, 2,960, 3,600, 2,960 and 2,960 shares of restricted stock for Messrs. Brady, Morgenweck, Rizzotte and Esposito and Ms. Davidson, respectively, in 2006, based upon the Company’s stock price of $11.60 on the date of grant. When shares become vested and are distributed from the trust in which they are held, the recipient will also receive an amount equal to accumulated cash and stock dividends (if any) paid with respect thereto, plus earnings thereon.
(2)	Reflects the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R) of the vesting of 20,400, 2,200, 2,700, 2,200 and 2,200 options in 2006 for Messrs. Brady, Morgenweck, Rizzotte and Esposito and Ms. Davidson, respectively, based upon a fair value of each option of $2.3075 using the Black-Scholes option pricing model. For further information on the assumptions used to compute the fair value, see Note 15 to the Notes to the Financial Statements contained in the Company’s Annual Report on Form 10-K.
(3)	Details of the amounts reported in the “All Other Compensation” column for 2006 are provided in the table below. The aggregate perquisite amount for each executive officer was less than $10,000.

	Mr. Brady	Mr. Morgenweck	Mr. Rizzotte	Mr. Esposito	Ms. Davidson
Employee Stock Ownership Plan	$12,388	$6,489	$10,618	$6,489	$6,194
Employer Contributions to 401(k) Plan	7,500	4,706	7,500	4,107	4,911
Payment for Excess Paid Time Off	7,846	2,654	4,269	2,654	2,769
Health Insurance Premiums	11,508	8,345	11,508	6,219	6,219
Long-Term Care	7,180	316	6,423	391	296
Life Insurance Premiums	1,390	521	822	521	543

Grants of Plan-Based Awards

The following table provides information concerning all award grants made to the Company’s named executive officers in the 2006 fiscal year.

Name	Grant Date	All Other Option Awards: Number of Shares of Stock or Units (#)(1)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Option Awards(2)
Kim M. Davidson	11/21/06	2,500	$13.00	$6,310

(1)	The option awards vest in five equal annual installments beginning on the first anniversary of the date of grant.
(2)	Reflects the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R) based upon a fair value of each option of $2.524 using the Black-Scholes option pricing model. For further information on the assumptions used to compute the fair value, see Note 15 to the Notes to the Financial Statements contained in the Company’s Annual Report on Form 10-K.

Employment Agreements. Ocean Shore Holding and Ocean City Home maintains an employment agreement with Steven E. Brady. The employment agreement is intended to ensure that Ocean Shore Holding and Ocean City Home will be able to retain the services of Mr. Brady. The employment agreement provides for a three-year term. The term of the employment agreement renews on an annual basis unless written notice of non-renewal is given by the board of directors. The employment agreement provides that Mr. Brady’s base salary will be reviewed annually. In addition to the base salary, the employment agreement provides for, among other things, discretionary bonuses, participation in stock benefit plans and other fringe benefits applicable to executive personnel. The agreement also provides that if Mr. Brady retires on or after his attainment of age 60, he and his spouse will be entitled to post-retirement health benefits for the remainder of their respective lives. See “Executive Compensation-Potential Post-Termination Benefits” for a discussion of the benefits and payments Mr. Brady may receive upon his termination of employment.

All reasonable costs and legal fees paid or incurred by Mr. Brady in any dispute or question of interpretation relating to the employment agreement will be paid by Ocean Shore Holding if Mr. Brady is successful on the merits in a legal judgment, arbitration or settlement. The employment agreement also provides that Ocean Shore Holding will indemnify Mr. Brady to the fullest extent legally allowable. Under the terms of his employment agreement, Mr. Brady is subject to a one year non-compete if he terminates his employment for Good Reason (as defined in the agreement) or he is terminated without Cause (as defined in the agreement).

Change in Control Agreements. Ocean City Home maintains change in control agreements with Anthony J. Rizzotte, Paul J. Esposito, Donald F. Morgenweck and Kim M. Davidson. The change in control agreements have an initial three-year (in the case of Mr. Rizzotte and Ms. Davidson) or two-year term (in the case of the other officers) and are renewable by the Board of Directors for an additional year on an annual basis. The change in control agreements provide each executive with a severance benefit if they are terminated in connection with a change in control. See “Executive Compensation-Potential Post-Termination Benefits” for a discussion of the benefits and payments afforded to the executives in connection with their termination of employment following a change in control.

Split Dollar Life Insurance Agreements. Ocean City Home maintains split-dollar life insurance agreements with Messrs. Brady and Rizzotte. The agreements provide each executive’s beneficiary with a cash payment in the event the executive terminates service as a result of his death or following a change-in-control. See “Executive Compensation-Potential Post-Termination Benefits” for a discussion of the benefits upon termination.

Director and Executive Life Insurance Plan. The Ocean City Home Director and Executive Life Insurance Plan provides officers and directors with death benefits for their designated beneficiaries. Under the terms of the plan, Ocean City Home is the owner of several life insurance policies under which participating officers and directors are insured. All participants are entitled to a $50,000 lump sum death payment. Participation in the plan ceases immediately upon termination for cause (as defined in the plan), termination prior to early retirement for reasons other than disability or following a change in control or upon actively working for a new employer following termination due to disability. However, if the participant’s employment is terminated due to disability (except as set forth above), on or after early retirement age (except for Cause) or within two years after a change in control, the Participant’s policy will remain in full force and effect.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options and stock awards that have not vested for each named executive officer outstanding as of December 31, 2006.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Steven E. Brady	20,400	81,600	(1)	$11.60	8/10/2015	34,320	$471,900
Donald F. Morgenweck	2,200	8,800	(1)	11.60	8/10/2015	11,840	162,800
Anthony J. Rizzotte	2,700	10,800	(1)	11.60	8/10/2015	14,400	198,000
Paul J. Esposito	2,200	8,800	(1)	11.60	8/10/2015	11,840	162,800
Kim M. Davidson	2,200	8,800	(1)	11.60	8/10/2015	11,840	162,800
		2,500	(2)	13.00	11/21/2016

(1)	Stock option awards granted pursuant to the Ocean Shore Holding Co. 2005 Equity Incentive Plan vest in five equal annual installments commencing on August 10, 2006.
(2)	Stock option awards granted pursuant to the Ocean Shore Holding Co. 2005 Equity Incentive Plan vest in five equal annual installments commencing on November 21, 2007.
(3)	Stock awards granted pursuant to the Ocean Shore Holding Co. 2005 Equity Incentive Plan vest in five equal annual installments commencing on August 10, 2006.
(4)	Based upon the Company’s closing stock price of $13.75 on December 29, 2006.

Option Exercises and Stock Vested

The following table provides information concerning the vesting of stock awards for each named executive officer, on an aggregate basis, during 2006. No named executive officer exercised any stock options during 2006.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steven E. Brady	8,580	$111,540
Donald F. Morgenweck	2,960	38,480
Anthony J. Rizzotte	3,600	46,800
Paul J. Esposito	2,960	38,480
Kim M. Davidson	2,960	38,480

Pension Benefits

Ocean City Home maintains salary continuation agreements with Messrs. Brady and Rizzotte to provide the executives with additional compensation at retirement or upon termination of employment by reason of death or disability. See “Executive Compensation-Potential Post-Termination Benefits” for a discussion of the termination benefits.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)
Steven E. Brady	Salary Continuation Agreement	15	$664,874
Anthony J. Rizzotte	Salary Continuation Agreement	15	262,499

(1)	The accumulated benefit under the salary continuation agreements is calculated in accordance with Accounting Principles Board No. 12, as amended by Statement of Financial Accounting Standards No. 106, using a 6.00% discount rate.

Nonqualified Deferred Compensation

Ocean City Home maintains the Ocean City Home Stock-Based Deferred Compensation Plan under which named executive officers may defer a discretionary bonus awarded to them upon meeting certain performance benchmarks established by the Board. The stock-based deferred compensation plan under which executive officers participate is the same plan as that which covers directors.

Ocean City Home also maintains a supplemental executive retirement plan which provides restorative payments to executives designated by the Board of Directors who are prevented from receiving the full benefits contemplated by the employee stock ownership plan’s benefit formula and the full matching contribution under the 401(k) Plan. Ocean City Home’s Board of Directors has designated Mr. Brady to participate in the plan. The restorative payments under the plan consist of payments in lieu of shares that cannot be allocated to the participant’s account under the employee stock ownership plan and payments for employer matching contributions that cannot be allocated under the 401(k) Plan due to the legal limitations imposed on tax-qualified plans. In addition to providing for benefits lost under the employee stock ownership plan and 401(k) Plan as a result of limitations imposed by the Internal Revenue Code, the supplemental executive retirement plan also provides supplemental benefits to participants upon a Change in Control (as defined in the plan) before the complete scheduled repayment of the employee stock ownership plan loan. See “Potential Post-Termination Benefits” for a more complete discussion of these benefits upon a change in control.

There were no contributions to the stock-based deferred compensation plan by named executive officers or the Company during fiscal year 2006.

Name	Registrant Contributions in Last Fiscal Year ($)		Aggregate Balance at Last Fiscal Year End ($)(1)
Steven E. Brady	$8,608	(2)	$61,200
Donald F. Morgenweck	—		19,276
Anthony J. Rizzotte	—		34,731
Paul J. Esposito	—		19,277
Kim M. Davidson	—		17,706

(1)	Reflects the market value as of December 31, 2006 of Ocean Shore Holding shares credited to each executive officer under the plans.
(2)	Reflects the market value of shares contributed by Ocean Shore Holding to Mr. Brady’s Supplemental Executive Retirement Plan account in the fiscal year ended December 31, 2006.

Potential Post-Termination and Change in Control Benefits

As described in our Compensation Discussion & Analysis, we maintain certain arrangements with our named executive officers that provide for termination and change in control benefits. The information below describes and quantifies certain compensation that would become payable under our existing plans and arrangements if a change in control had occurred or if a named executive’s employment had terminated on December 31, 2006, given the named executive’s compensation levels and, if applicable, based on our stock price as of that date. These benefits are in addition to benefits generally made available to our salaried employees, such as accrued vacation and distributions from our tax-qualified plans.

Employment Agreements. Mr. Brady’s employment agreement provides that if we choose to terminate his employment for reasons other than for cause, or if Mr. Brady resigns after specified circumstances that would constitute constructive termination, Mr. Brady (or, if he dies, his beneficiary) would be entitled to receive an amount equal to his base salary due for the remaining term of his agreement, along with the contributions that would have been made on his behalf during the remaining term of his agreement to any of our employee benefit plans. We would also continue and/or pay for Mr. Brady’s life, health and dental coverage for the remaining term of his employment agreement. Had Mr. Brady’s employment terminated on December 31, 2006, under the circumstances described above, he would have been entitled to a lump sum severance payment equal to approximately $1,163,058 and health, life, disability and dental insurance coverage valued at $69,357. Mr. Brady would also be subject to a one year non-compete.

If Mr. Brady had voluntarily terminated his employment on December 31, 2006 under circumstances that would not constitute Good Reason, he would have been entitled to a monthly cash payment of $28,333 for a period of four months and he would be subject to a four month non-compete.

If Mr. Brady died on December 31, 2006, his employment agreement would have terminated and his beneficiary or estate would have been entitled to receive the compensation due to him through December 31, 2006. If Mr. Brady had become disabled and his employment had terminated on December 31, 2006, he would have been entitled to disability pay equal to 100% of his bi-weekly pay in effect as December 31, 2006. He would continue to receive disability payments until the earlier of: (i) the date he returns to full employment with us, (ii) his death, (iii) attainment of age 65, or (iv) the date his employment agreement terminates. All disability payments are reduced by the amount of any short-term or long-term disability benefits payable under our disability plans.

Had a change in control (as defined in the agreement) occurred followed by Mr. Brady’s voluntary (upon circumstances discussed in the agreement) or involuntary termination of employment on December 31, 2006, Mr. Brady (or his beneficiary) would have been entitled to a severance payment equal to 2.99 times the average of his five preceding taxable years’ annual compensation (“base amount”). In addition, Mr. Brady would also been entitled to receive the contributions he would have received under our retirement programs for a period of 36 months, as well as health, life and disability coverage for that same time period. However, Mr. Brady’s employment agreement provides that the total value of the benefits provided and payments made to him in connection with a change in control may not exceed three times his base amount (“280G Limit”). Therefore, taking into account his 280G Limit, as of December 31, 2006, Mr. Brady would have been entitled to a severance benefit equal to $1,069,112.

Change-in-Control Agreements. Had a change in control (as defined in the agreements) occurred, followed by voluntary (upon circumstances discussed in the agreements) or involuntary termination of employment on December 31, 2006, Mr. Rizzotte and Ms. Davidson would have been entitled to a severance payment equal to three times the officer’s base amount, plus health and welfare coverage for thirty-six months. Under the same circumstances, Messrs. Esposito and Morgenweck would have been entitled to a severance payment equal to two times the officer’s base amount, plus health and welfare coverage for twenty-four months. Based on the terms of the executives’ agreements, in no event can the total value of the benefits provided and payments made to an executive exceed his or her 280G Limit. Therefore, taking into account each executive’s individual 280G limit, as of December 31, 2006, Messrs. Rizzotte, Esposito, Morgenweck and Ms. Davidson would have been entitled to a severance benefit under their change in control agreements valued at approximately $580,256, $214,885, $205,782 and $253,919, respectively.

Split Dollar Life Insurance Agreements. We maintain split dollar life insurance agreements for Mr. Brady and Mr. Rizzotte. Had Mr. Brady or Mr. Rizzotte died on December 31, 2006, Mr. Brady’s beneficiary would have received a payment of $2.2 million and Mr. Rizzotte’s beneficiary would have received a payment of $1.1 million.

Salary Continuation Agreements. Messrs. Brady and Rizzotte are entitled to an annual benefit for a period of 15 years of $221,831 and $114,489, respectively, upon the earlier of the following events: (1) termination of employment due to a disability; (2) termination of employment before age 60 following a change in control; or (3) normal retirement at or after age 60. The annual benefits are payable on a monthly basis to the executives or their designated beneficiaries. Benefits payable under the salary continuation agreements are reduced by any benefits paid under the executives’ split dollar life agreements.

Supplemental Executive Retirement Plan. We maintain a supplemental executive retirement plan that provides Mr. Brady with a cash payment in the event of a change in control equal to the benefit he would have received under our employee stock ownership plan, had he remained employed throughout the term of the loan, less the benefits actually provided under the employee stock ownership plan on his behalf. The plan also provides Mr. Brady with a stock benefit equal to the shares of our stock he would have received under our employee stock ownership plan had he not been limited by certain provisions of the Internal Revenue Code. Had a change in control occurred on December 31, 2006, Mr. Brady would have been entitled to approximately $371,250, less the value of the shares of common stock allocated to him under our employee stock ownership plan. See “Employee Stock Ownership Plan” below for a discussion of Mr. Brady’s ESOP benefits. All benefits received under this plan are subject to Mr. Brady’s overall 280G Limit. See “Employment Agreement” above for a discussion of Mr. Brady’s 280G Limit.

Employee Stock Ownership Plan. Under the terms of our employee stock ownership plan, upon a change in control (as defined in the plan), the plan will terminate and the plan trustee will repay in full any outstanding acquisition loan. After repayment of the acquisition loan, all remaining shares of our stock held in the loan suspense account, all other stock or securities, and any cash proceeds from the sale or other disposition of any shares of our stock held in the loan suspense account will be allocated among the accounts of all participants in the plan who were employed by us on the date immediately preceding the effective date of the change in control. The allocations of shares or cash proceeds shall be credited to each eligible participant in proportion to the opening balances in their accounts as of the first day of the valuation period in which the change in control occurred. As of December 31, 2006, the employee stock ownership plan had an outstanding loan of $2,798,456. As of that date, 66,046 shares of our stock had been allocated to plan participants and 274,799 shares remained unallocated. Had a change in control occurred on December 31, 2006 and using a stock price of $13.75 (the year end closing price of the stock as reported on Nasdaq), the plan trustee would have sold approximately 203,524 of the unallocated shares held in the loan suspense account to generate the funds needed to repay the acquisition loan in full. Following the repayment of the acquisition loan, the plan would have had 71,275 shares remaining in the plan trust. Based on the terms of the plan and assuming Messrs. Brady, Rizzotte, Esposito, Morgenweck and Ms. Davidson had account balances as of December 31, 2006 that represented 5.57%, 4.70%, 2.87%, 2.87% and 2.81% of the total allocated plan assets, Messrs. Brady, Rizzotte, Esposito, Morgenweck and Ms. Davidson would have been entitled to receive a change in control allocation under the plan valued at approximately $54,587, $46,061, $28,126, $28,126 and $27,538, respectively. Payments under our employee stock ownership plan are not categorized as parachute payments and therefore not subject to each executive’s 280G Limit.

Stock Option and Restricted Stock Award Agreements. Messrs. Brady, Rizzotte, Esposito and Morgenweck and Ms. Davidson are participants in the Ocean Shore Holding Corp. 2005 Equity Incentive Plan. In the event of a change in control of Ocean Shore Holding or Ocean City Home, or upon termination due to death or disability, outstanding stock options granted pursuant to the plan automatically vest and remain exercisable until the later of one year from the date of death or disability or the expiration date of the stock options. Restricted stock awards granted to these officers under the plan also vest in full and become exercisable upon death, disability, or a change in control. For purposes of the plan, “disability” is defined as a physical or mental condition that renders a plan participant incapable of performing his customary and usual duties or any medically determinable illness or other physical or mental condition resulting from a bodily injury, disease or mental disorder which, in the judgment of the plan administrator, is permanent and continuous in nature. A “change in control” is defined, generally, as a merger or consolidation of another corporation into Ocean Shore Holding, the acquisition of 25% or more of the Company’s voting securities, a change in a majority of the board of directors over a two-year period, or a sale of all or nearly all of the Company’s assets.

As of December 31, 2006, Messrs. Brady, Rizzotte, Esposito and Morgenweck and Ms. Davidson had unvested stock options for 81,600, 10,800, 8,800, 8,800 and 11,300 shares, respectively. Messrs. Brady, Rizzotte, Esposito and Morgenweck and Ms. Davidson also had unvested restricted stock awards of 34,320, 14,400, 11,840, 11,840 and 11,840 shares, respectively. Had a change in control occurred on December 31, 2006 or had the executives died or become disabled on that date, the intrinsic values (that is, the value of the shares based upon our stock price of $13.75 per share on December 31, 2006 minus an option exercise price of $11.60 per share) of the unvested stock options that would have vested and become exercisable would have been $175,400, $23,220, $18,920, $18,920 and $24,295 for Messrs. Brady, Rizzotte, Esposito and Morgenweck and Ms. Davidson, respectively. Under the same circumstances, the estimated value (based on our stock price of $13.75 per share) of the unvested restricted stock awards that would have vested in full would have been $471,900, $198,000, $162,800, $162,800 and $162,800 for Messrs. Brady, Rizzotte, Esposito and Morgenweck and Ms. Davidson, respectively. However, under the terms of the executives’ employment agreement and change in control agreements (as applicable) all payments and benefits afforded to the executives in connection with a change in control are capped at each executive’s 280G Limit.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that is required by the rules established by the Securities and Exchange Commission. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement. See “Compensation Discussion and Analysis.”

Compensation Committee of the Board of Directors

of Ocean Shore Holding Co.

John L. Van Duyne, Jr. (Chairman)	Robert A. Previti
Sylva A. Bertini	Samuel R. Young
Frederick G. Dalzell	Christopher J. Ford

Other Information Relating to Directors and Executive Officers

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on the Company’s review of copies of the reports it has received and written representations provided to it from the individuals required to file the reports, the Company believes that each of its executive officers and directors has complied with applicable reporting requirements for transactions in Ocean Shore Holding common stock during the year ended December 31, 2006.

Transactions with Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits loans by Ocean Shore Holding to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by Ocean City Home to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. Ocean City Home is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public, except for loans made pursuant to programs generally available to all employees. Notwithstanding this rule, federal regulations permit Ocean City Home to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee. No director or executive officer of the Company had a loan amount under such a program at December 31, 2006.

Pursuant to the Company’s Audit/Compliance Committee Charter, the Audit Committee periodically reviews, no less frequently than quarterly, a summary of the Company’s transactions with directors and executive officers of the Company and with firms that employ directors, as well as any other related person transactions, for the purpose of recommending to the disinterested members of the Board of Directors that the transactions are fair, reasonable and within Company policy and should be ratified and approved. Also, in accordance with banking regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of Ocean Shore Holding’s capital and surplus (up to a maximum of $500,000) and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors. Additionally, pursuant to the Company’s Code of Ethics and Business Conduct, all executive officers and directors of the Company must disclose any existing or emerging conflicts of interest to the President and Chief Executive Officer of the Company. Such potential conflicts of interest include, but are not limited to, the following: (i) the Company conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest and (ii) the ownership of more than 1% of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with the Company.

Nominating/Corporate Governance Committee Procedures

General

It is the policy of the Nominating/Corporate Governance Committee of the Board of Directors of the Company to consider director candidates recommended by stockholders who appear to be qualified to serve on the Company’s Board of Directors. The Nominating/Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating/Corporate Governance Committee does not perceive a need to increase the size of the Board of Directors. In order to avoid the unnecessary use of the Nominating/Corporate Governance Committee’s resources, the Nominating/Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Stockholders

To submit a recommendation of a director candidate to the Nominating/Corporate Governance Committee, a stockholder should submit the following information in writing, addressed to the Chairman of the Nominating/Corporate Governance Committee, care of the Corporate Secretary, at the main office of the Company:

1.	The name of the person recommended as a director candidate;

2.	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

3.	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4.	As to the stockholder making the recommendation, the name and address, as they appear on the Company’s books, of such stockholder; provided, however, that if the stockholder is not a registered holder of the Company’s common stock, the stockholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s common stock; and

5.	A statement disclosing whether such stockholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of stockholders, the recommendation must be received by the Nominating/Corporate Governance Committee at least 120 calendar days prior to the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting, advanced by one year.

Minimum Qualifications

The Nominating/Corporate Governance Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. First, a candidate must meet the eligibility requirements set forth in the Company’s bylaws, which include a residency requirement and a requirement that the candidate not have been subject to certain criminal or regulatory actions. A candidate also must meet any qualification requirements set forth in any Board or committee governing documents.

The Nominating/Corporate Governance Committee will consider the following criteria in selecting nominees for initial election or appointment to the Board: financial, regulatory and business experience; familiarity with and participation in the local community; integrity, honesty and reputation; dedication to the Company and its stockholders; independence; and any other factors the Nominating/Corporate Governance Committee deems relevant, including age, diversity, size of the Board of Directors and regulatory disclosure obligations.

In addition, prior to nominating an existing director for re-election to the Board of Directors, the Nominating/Corporate Governance Committee will consider and review an existing director’s board and committee attendance and performance; length of board service; experience, skills and contributions that the existing director brings to the board; and independence.

Process for Identifying and Evaluating Nominees

The Nominating/Corporate Governance Committee process that it follows when it identifies and evaluates individuals to be nominated for election to the Board of Directors is as follows:

Identification. For purposes of identifying nominees for the Board of Directors, the Nominating/Corporate Governance Committee relies on personal contacts of the committee members and other members of the Board of Directors, as well as its knowledge of members of Ocean City Home Bank’s local communities. The Nominating/Corporate Governance Committee will also consider director candidates recommended by stockholders in accordance with the policy and procedures set forth above. The Nominating/Corporate Governance Committee has not previously used an independent search firm in identifying nominees.

Evaluation. In evaluating potential nominees, the Nominating/Corporate Governance Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above. In addition, the Nominating/Corporate Governance Committee will conduct a check of the individual’s background and interview the candidate.

Submission of Business Proposals and Stockholder Nominations

The Company must receive proposals that stockholders seek to include in the proxy statement for the Company’s next annual meeting no later than December 8, 2007. If next year’s annual meeting is held on a date more than 30 calendar days from May 17, 2007, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such annual meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

The Company’s Bylaws provide that, in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a stockholder must deliver notice of such nominations and/or proposals to the Secretary not less than 30 days prior to the date of the annual meeting; provided that if less than 40 days’ notice or prior public disclosure of the date of the annual meeting is given to stockholders, such notice must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed to stockholders or prior public disclosure of the meeting date was made. A copy of the Bylaws may be obtained from the Company.

Stockholder Communications

The Company encourages stockholder communications to the Board of Directors and/or individual directors. Communications regarding financial or accounting policies may be made in writing to the Chairman of the Audit Committee at Ocean Shore Holding Co. c/o Corporate Secretary, 1001 Asbury Avenue, Ocean City, New Jersey 08226 or by leaving a message at (609) 399-0012. Other communications to the Board of Directors may be made in writing to the Chairman of the Nominating/Corporate Governance Committee at Ocean Shore Holding Co. c/o Corporate Secretary, 1001 Asbury Avenue, Ocean City, New Jersey 08226 or by leaving a message at (609) 399-0012. Communications to individual directors may be made to such director in writing at Ocean Shore Holding Company, c/o Corporate Secretary, 1001 Asbury Avenue, Ocean City, New Jersey 08226 or by leaving a message for such director at (609) 399-0012.

Miscellaneous

The Company will pay the cost of this proxy solicitation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Ocean Shore Holding common stock. In addition to soliciting proxies by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone without receiving additional compensation.

The Company’s Annual Report to Stockholders has been mailed to persons who were stockholders as of the close of business on March 22, 2007. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated in this proxy statement by reference.

A copy of the Company’s Annual Report on Form 10-K, without exhibits, for the year ended December 31, 2006, as filed with the Securities and Exchange Commission, will be furnished without charge to persons who were stockholders as of the close of business on March 22, 2007 upon written request to Kim M. Davidson, Corporate Secretary, Ocean Shore Holding Co., 1001 Asbury Avenue, Ocean City, New Jersey 08226.

If you and others who share your address own your shares in street name, your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in street name and are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker or other holder of record.

Whether or not you plan to attend the annual meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

OCEAN SHORE HOLDING CO.

ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John L. Van Duyne, Jr. and Frederick G. Dalzell of Ocean Shore Holding Co., each with full power of substitution, to act as proxy for the undersigned, and to vote all shares of common stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Stockholders, to be held on May 16, 2007, at 8:30 a.m., local time, at The Flander’s Hotel located at 719 East 11th Street, Ocean City, New Jersey and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows:

1.	The election as directors of all nominees listed (except as marked to the contrary below).

Steven E. Brady

Samuel R. Young

FOR	VOTE WITHHELD	FOR ALL EXCEPT
☐	☐	☐

INSTRUCTION: To withhold your vote for any individual nominee, mark “For All Except” and write that nominee’s name on the line provided below.

2.	The ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Ocean Shore Holding Co. for the year ending December 31, 2007.

FOR	AGAINST	ABSTAIN
☐	☐	☐

The Board of Directors Recommends that you vote “FOR” both proposals.

This proxy, properly signed and dated, is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted “FOR” the proposals listed. If any other business is presented at the annual meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the annual meeting. This proxy also confers discretionary authority on the Board of Directors to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and matters incident to the conduct of the meeting.

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

Date
Signature of Stockholder

Date
Signature of Stockholder

The above signed acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders and of a Proxy Statement dated April 6, 2007 and of the Annual Report to Stockholders.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	OCEAN CITY HOME BANK SAVINGS AND INVESTMENT PLAN VOTING INSTRUCTION CARD

YOUR VOTING INSTRUCTIONS ARE SOLICITED ON	4 0 1 (K) P L A N		For	Vote Withheld	For All Except

BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby authorizes Prudential Trust Company, as trustee of the Ocean City Home Bank Savings and Investment Plan (“401(K) Plan”), to vote all shares of Ocean Shore Holding Co. common stock credited to the undersigned in the 401(K) Plan and to which the undersigned is entitled to instruct the 401(K) Plan trustee to vote only at the Annual Meeting of Stockholders, to be held on May 16, 2007, at 8:30 a.m., local time, at The Flander’s Hotel located at 719 East 11th Street, Ocean City, New Jersey and at any and all adjournments. The undersigned instructs the 401(K) Plan trustee to vote as follows:

		1. The election as directors of all nominees listed (except as marked to the contrary below). Steven E. Brady Samuel R. Young	☐	☐	☐
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name on the line provided below.

			For	Against	Abstain
		2. The ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Ocean Shore Holding Co. for the year ending December 31, 2007.	☐	☐	☐

The Board of Directors Recommends that you vote “FOR” both proposals.

Please be sure to sign and date this voting instruction card in the box below.	Date

Participant sign above

+	+

é    Detach above card, sign, date and mail in postage paid envelope provided.    é

OCEAN SHORE HOLDING CO.

Please sign exactly as your name appears on this card.

The above signed acknowledges receipt from the Company prior to the execution of this voting instruction card of a Notice of Annual Meeting of Stockholders and of a Proxy Statement dated April 6, 2007 and of the Annual Report to Stockholders.

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS VOTING INSTRUCTION CARD

IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

HAS YOUR ADDRESS CHANGED?

____________________________________________

____________________________________________

____________________________________________

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	OCEAN CITY HOME BANK EMPLOYEE STOCK OWNERSHIP PLAN VOTING INSTRUCTION CARD

YOUR VOTING INSTRUCTIONS ARE SOLICITED ON	E S O P		For	Vote Withheld	For All Except

BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby authorizes First Bankers Trust Services, Inc., as trustee of the Ocean City Home Bank Employee Stock Ownership Plan (“ESOP”) to vote all shares of Ocean Shore Holding Co. common stock allocated to the undersigned in the ESOP and to which the undersigned is entitled to instruct the ESOP trustee to vote only at the Annual Meeting of Stockholders, to be held on May 16, 2007, at 8:30 a.m., local time, at The Flander’s Hotel located at 719 East 11th Street, Ocean City, New Jersey and at any and all adjournments. The undersigned instructs the ESOP trustee to vote as follows:

		1. The election as directors of all nominees listed (except as marked to the contrary below). Steven E. Brady Samuel R. Young	☐	☐	☐
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name on the line provided below.

			For	Against	Abstain
		2. The ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Ocean Shore Holding Co. for the year ending December 31, 2007.	☐	☐	☐

The Board of Directors Recommends that you vote “FOR” both proposals.

Please be sure to sign and date this voting instruction card in the box below.	Date

Participant sign above

+	+

é    Detach above card, sign, date and mail in postage paid envelope provided.    é

OCEAN SHORE HOLDING CO.

Please sign exactly as your name appears on this card.

The above signed acknowledges receipt from the Company prior to the execution of this voting instruction card of a Notice of Annual Meeting of Stockholders and of a Proxy Statement dated April 6, 2007 and of the Annual Report to Stockholders.

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS VOTING INSTRUCTION CARD

IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

HAS YOUR ADDRESS CHANGED?

____________________________________________

____________________________________________

____________________________________________